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                                                                   EXHIBIT 10.30
                              EMPLOYMENT AGREEMENT

      This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into on this ____ day of July, 2002, by and between Wheelabrator Technologies, Inc. (the "Company"), and Drennan Lowell (the "Executive"). The Company is an indirect subsidiary of Waste Management, Inc. ("WMI")

      1.    EMPLOYMENT.

      The Company shall employ Executive, and Executive shall be employed by the Company upon the terms and subject to the conditions set forth in this Agreement.

      2.    TERM OF EMPLOYMENT.

      The period of Executive's employment under this Agreement shall commence on May 14, 2001 ("Employment Date"), and shall continue for a period of two (2) years thereafter, and shall automatically be renewed for successive one (1) year periods thereafter, unless Executive's employment is terminated in accordance with Section 5 below. The period during which Executive is employed hereunder shall be referred to as the "Employment Period."

      3.    DUTIES AND RESPONSIBILITIES.

      (a) Executive shall serve as President of Wheelabrator Technologies, Inc. In such capacity, Executive shall perform such duties and have the power, authority, and functions commensurate with such position in similarly-sized public companies, and have and possess such other authority and functions consistent with such position as may be assigned to Executive from time to time by the Chief Executive Officer of WMI.

      (b) Executive shall devote substantially all of his working time, attention and energies to the business of the Company, and its affiliated entities. Executive may make and manage his personal investments (provided such investments in other activities do not violate, in any material respect, the provisions of Section 8 of this Agreement), be involved in charitable and professional activities, and, with the prior written consent of the WMI Board of Directors, serve on boards of other for profit entities, provided such activities do not materially interfere with the performance of his duties hereunder.

      4.    COMPENSATION AND BENEFITS.

      (a) BASE SALARY. During the Employment Period, the Company shall pay Executive a base salary at the annual rate of Two Hundred Fifty Thousand and 00/100ths Dollars ($250,000.00) per year, or such higher rate as may be determined from time to time by the Company ("Base Salary"). Such Base Salary shall be paid in accordance with the Company's standard payroll practice for its executive officers. Once increased, Base Salary shall not be reduced.

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      (b) ANNUAL BONUS. During the Employment Period, Executive will be entitled to participate in an annual incentive compensation plan of the Company, as established by the Compensation Committee of the Board from time to time. The Executive's target annual bonus will be Seventy-Five percent (75%) of his Base Salary in effect for such year (the "Target Bonus"), and his actual annual bonus may range from 0% to 150% (two times target) and will be determined based upon
(i) the achievement of certain WMI and Company performance goals, as may be established and approved by from time to time by the Compensation Committee of the WMI Board of Directors, and (ii) the achievement of personal performance goals as may be established by WMI's Chief Executive Officer.

      (c) STOCK OPTIONS. Executive shall be eligible to be considered for stock option grants under the Waste Management, Inc.'s annual stock option award program as administered by, and at the sole discretion of, the Compensation Committee of the WMI Board of Directors.

      (d) BENEFIT PLANS AND VACATION. Subject to the terms of such plans, Executive shall be eligible to participate in or receive benefits under any pension plan, profit sharing plan, salary deferral plan, medical and dental benefits plan, life insurance plan, short-term and long-term disability plans, or any other health, welfare or fringe benefit plan, generally made available to similarly-situated WMI executive employees. Neither WMI nor the Company shall be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan, or perquisite, so long as such changes are similarly applicable to similarly-situated employees generally.

      During the Employment Period, Executive shall be entitled to vacation each year in accordance with the Company's policies in effect from time to time, but in no event less than four (4) weeks paid vacation per calendar year.

      (e) EXPENSE REIMBURSEMENT. The Company shall promptly reimburse Executive for the ordinary and necessary business expenses incurred by Executive in the performance of the duties hereunder in accordance with the Company's customary practices applicable to its executive officers.

      (i) (f) OTHER PERQUISITES. Executive shall be entitled to all perquisites provided to Senior Vice Presidents of WMI as approved by the Compensation Committee of the WMI Board of Directors, and as they may exist from time to time.

      5.    TERMINATION OF EMPLOYMENT.

      Executive's employment hereunder may be terminated during the Employment Period under the following circumstances:

      (a) DEATH. Executive's employment hereunder shall terminate upon Executive's death.

      (b) TOTAL DISABILITY. The Company may terminate Executive's employment hereunder upon Executive becoming "Totally Disabled." For purposes of this Agreement, Executive shall be considered "Totally Disabled" if Executive has been physically or mentally

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incapacitated so as to render Executive incapable of performing the essential functions of Executive's position with or without reasonable accommodation. Executive's receipt of disability benefits under the Company's long-term disability plan or receipt of Social Security disability benefits shall be deemed conclusive evidence of Total Disability for purpose of this Agreement; provided, however, that in the absence of Executive's receipt of such long-term disability benefits or Social Security benefits, WMI's Board of Directors may, in their reasonable discretion (but based upon appropriate medical evidence), determine that Executive is Totally Disabled.

      (c) TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate Executive's employment hereunder for "Cause" at any time after providing a Notice of Termination for Cause to Executive.

      (i) For purposes of this Agreement, the term "Cause" means any of the following: (A) willful or deliberate and continual refusal to perform Executive's employment duties reasonably requested by the Company after receipt of written notice to Executive of such failure to perform, specifying such failure (other than as a result of Executive's sickness, illness or injury) and Executive fails to cure such nonperformance within ten (10) days of receipt of said written notice; (B) breach of any statutory or common law duty of loyalty to the Company; (C) has been convicted of, or pleaded nolo contendre to, any felony; (D) willfully or intentionally caused material injury to the Company, its property, or its assets; (E) disclosed to unauthorized person(s) proprietary or confidential information of the Company; or (F) breach of any of the covenants set forth in
            Section 8 hereof.

      (ii) For purposes of this Agreement, the phrase "Notice of Termination for Cause" shall mean a written notice that shall indicate the specific termination provision in Section 5(c)(i) relied upon, and shall set forth in reasonable detail the facts and circumstances which provide the basis for termination for Cause. Further, a Notification of Termination for Cause shall be required to include a copy of a resolution duly adopted by at least two-thirds (2/3) of the entire membership of the WMI Board of Directors at a meeting of the Board which was called for the purpose of considering such employment termination, and at which Executive and his representative had the right to attend and address the Board, finding that, in the good faith belief of the Board, Executive engaged in conduct set forth in Section 5(c)(i) herein and specifying the particulars thereof in reasonable detail. The date of termination for Cause shall be the date indicated in the Notice of Termination for Cause. Any purported termination for Cause which is held by an arbitrator not to have been based on the grounds set forth in this Agreement or not to have followed the procedures set forth in this Agreement shall be deemed a termination by the Company without Cause.

      (d) VOLUNTARY TERMINATION BY EXECUTIVE. Executive may terminate his employment hereunder with or without Good Reason at any time upon written notice to the Company.

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      (i)   A termination for "Good Reason" means a resignation of employment by
            Executive by written notice ("Notice of Termination for Good
            Reason") given to WMI's Chief Executive Officer within ninety (90) days after the occurrence of the Good Reason event, unless such circumstances are substantially corrected prior to the date of termination specified in the Notice of Termination for Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence or failure to cause the occurrence, as the case may be, without Executive's express written consent, of any of the following circumstances: (A) the Company substantially changes Executive's core duties or removes Executive's responsibility for those core duties, so as to effectively cause Executive to no longer be performing the duties of his position (except in each case in connection with the termination of Executive's employment for Cause or Total Disability or as a result of Executive's death, or temporarily as a result of Executive's illness or other absence); provided that the change in the geographic area of Executive's responsibility or the change in reporting structure shall not constitute Good Reason under any circumstances; further provided that if the Company becomes a fifty percent or more subsidiary of any other entity, or merges with, transfers assets to, or the business is otherwise transferred to a third party (which may be owned in whole or part by WMI), Executive shall be deemed to have a substantial change in the core duties of his position unless he is also Senior Vice-President of WMI or such other successor entity and retains the core duties and responsibilities of his existing position; (B) other than as contemplated by (A) above, removal or the non-reelection of the Executive from the officer position with the Company specified herein, or removal of the Executive from any of his then officer positions; (C) any material breach by the Company of any provision of this Agreement, including without limitation Section 10 hereof; (D) failure of any successor to the Company or to WMI (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise) to assume in a writing delivered to Executive upon the assignee becoming such, the obligations of the Company hereunder; or (E) the reassignment of Executive to a geographic location more than fifty (50) miles from his current business office location.

      (ii) A "Notice of Termination for Good Reason" shall mean a notice that shall indicate the specific termination provision relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason. The failure by Executive to set forth in the Notice of Termination for Good Reason any facts or circumstances which contribute to the showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder. The Notice of Termination for Good Reason shall provide for a date of termination not less than ten (10) nor more than sixty (60) days after the date such Notice of Termination for Good Reason is given, provided that in the case of the events set forth in Sections 5(d)(i)(A) or (B), the date may be five (5) business days after the giving of such notice.

      (e) TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company may terminate Executive's employment hereunder without Cause at any time upon written notice to Executive.

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      (f) EFFECT OF TERMINATION. Upon any termination of employment for any reason, Executive shall immediately resign from all Board memberships and other positions with the Company or any of its subsidiaries held by him at such time.

      6.    COMPENSATION FOLLOWING TERMINATION OF EMPLOYMENT.

      In the event that Executive's employment hereunder is terminated, Executive shall be entitled to the compensation and benefits upon such termination:

      (a) TERMINATION BY REASON OF DEATH. In the event that Executive's employment is terminated by reason of Executive's death, the Company shall pay the following amounts to Executive's beneficiary or estate:

      (i) Any accrued but unpaid Base Salary for services rendered to the date of death, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination, any earned but unpaid bonuses for any prior calendar year, and, to the extent not otherwise paid, a pro-rata bonus or incentive compensation payment for the current calendar year to the extent payments are awarded to senior executives of WMI and paid at the same time as senior executives are paid.

      (ii) Any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements (including those referred to in Section 4(d) hereof), as determined and paid in accordance with the terms of such plans, policies and arrangements.

      (iii) An amount equal to the Base Salary (at the rate in effect as of the date of Executive's death) which would have been payable to Executive if Executive had continued in employment for two additional years. Said payments will be paid to Executive's estate or beneficiary at the same time and in the same manner as such compensation would have been paid if Executive had remained in active employment.

      (iv) As of the date of termination by reason of Executive's death, stock options previously awarded to Executive as of the date of death shall be fully vested, and Executive's estate or beneficiary shall have up one (1) year from the date of death to exercise all such previously-awarded options, provided that in no event will any option be exercisable beyond its term. No stock options contemplated by this Agreement, but not yet awarded to Executive as of the time of his death, shall be granted.

      (b) TERMINATION BY REASON OF TOTAL DISABILITY. In the event that Executive's employment is terminated by reason of Executive's Total Disability as determined in accordance with Section 5(b), the Company shall pay the following amounts to Executive:

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      (i)   Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination, and any earned but unpaid bonuses for any prior calendar year. Executive shall also be eligible for a pro-rata bonus or incentive compensation payment to the extent such awards are made to senior executives of WMI for the year in which Executive is terminated, and to the extent not otherwise paid to the Executive.

      (ii) Any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements (including those referred to in Section 4(d) hereof) shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

      (iii) An amount equal to the Base Salary (at the rate in effect as of the date of Executive's Total Disability) which would have been payable to Executive if Executive had continued in active employment for two years following termination of employment, less any payments under any long-term disability plan or arrangement paid for by the Company. Payment shall be made at the same time and in the same manner as such compensation would have been paid if Executive had remained in active employment until the end of such period.

      (iv) As of the date of termination by reason of Executive's Total Disability, stock options previously awarded to Executive as of the date of termination shall be fully vested, and Executive or his legal guardian shall have up to one (1) year from the date of death to exercise all such previously-awarded options, provided that in no event will any option be exercisable beyond its term. No stock options contemplated by this Agreement, but not yet awarded to Executive as of the time of his employment termination, shall be granted.

      (c) TERMINATION FOR CAUSE. In the event that Executive's employment is terminated by the Company for Cause, the Company shall pay the following amounts to Executive:

      (i) Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination, and any earned but unpaid bonuses for any prior period.

      (ii) Any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements (including those referred to in Section 4(d) hereof up to the date of termination) shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

      (iii) All options, whether vested or not vested prior to the date of such termination of employment, shall be automatically cancelled on the date of employment termination. However, it is expressly understand and agreed that Executive would have no obligation to repay or otherwise reimburse the Company for funds

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            received as a result of Executive's having exercised any
            previously-vested stock options prior to his employment termination.

      (d) VOLUNTARY TERMINATION BY EXECUTIVE. In the event that Executive voluntarily terminates employment other than for Good Reason, the Company shall pay the following amounts to Executive:

      (i) Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination, and any earned but unpaid bonuses for any prior period.

      (ii) Any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements (including those referred to in Section 4(d) hereof up to the date of termination) shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

      (iii) Any stock options that have not vested prior to the date of such termination of employment shall be automatically cancelled as of that date, and Executive shall have ninety (90) days following the date of termination of employment to exercise any previously vested options; provided that in no event will any option be exercisable beyond its term. No stock options contemplated by this Agreement, but not yet awarded to Executive as of the time of his employment termination, shall be granted.

      (e) TERMINATION BY THE COMPANY WITHOUT CAUSE; TERMINATION BY EXECUTIVE FOR GOOD REASON. In the event that Executive's employment is terminated by the Company for reasons other than death, Total Disability or Cause, or Executive terminates his employment for Good Reason, the Company shall pay the following amounts to Executive:

      (i) Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination, and any earned but unpaid bonuses for any prior period.

      (ii) Any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(d) hereof shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

      (iii) An amount equal to two times the sum of Executive's Base Salary plus his Target Annual Bonus (in each case, as then in effect), of which one-half shall be paid in a lump sum within ten (10) days after such termination and one-half shall be paid during the two (2) year period beginning on the date of Executive's termination and shall be paid at the same time and in the same manner as Base Salary would have been paid if Executive had remained in active employment until the end of such period.

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      (iv)  The Company at its expense will continue for Executive and
            Executive's spouse and dependents, all health benefit plans, programs or arrangements, whether group or individual, disability, and other benefit plans, in which Executive was entitled to participate at any time during the twelve-month period prior to the date of termination, until the earliest to occur of (A) two years after the date of termination; (B) Executive's death (provided that benefits provided to Executive's spouse and dependents shall not terminate upon Executive's death); or (C) with respect to any particular plan, program or arrangement, the date Executive becomes eligible to participate in a comparable benefit provided by a subsequent employer. In the event that Executive's continued participation in any such Company plan, program, or arrangement is prohibited, the Company will arrange to provide Executive with benefits substantially similar to those which Executive would have been entitled to receive under such plan, program, or arrangement, for such period on a basis which provides Executive with no additional after tax cost.

      (v) Executive shall continue to vest in all stock option awards or restricted stock awards over the two (2) year period commencing on the date of such termination. Executive shall have two (2) years and six (6) months after the date of termination to exercise all options to the extent then vested, provided that in no event may any option be exercisable beyond its term.

      (f) NO OTHER BENEFITS OR COMPENSATION. Except as may be provided under this Agreement, under the terms of any incentive compensation, employee benefit, or fringe benefit plan applicable to Executive at the time of Executive's termination or resignation of employment, Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation.

      (g) NO MITIGATION; NO SET-OFF. In the event of any termination of employment hereunder, Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others, except upon obtaining by the Company of a final non-appealable judgment against Executive.

      7. RESIGNATION BY EXECUTIVE FOR GOOD REASON AND COMPENSATION PAYABLE FOLLOWING CHANGE IN CONTROL PERIOD.

      (a) RESIGNATION FOR GOOD REASON FOLLOWING CHANGE IN CONTROL. In the event a "Change in Control" occurs and Executive terminates his employment for Good Reason thereafter, or the Company terminates Executive's employment other than for Cause (any termination within six (6) months prior to such Change in Control being presumed to be in contemplation unless rebutted by clear and demonstrable evidence to the contrary), the Company shall pay the following amounts to
Executive:

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      (i)   The payments and benefits provided for in Section 6(e), except that
            (A) the amount and period with respect to which severance is calculated pursuant to Section 6(e)(iii) will be three (3) years and the amount shall be paid in a lump-sum and (B) the benefit continuation period in Section 6(e)(iv) shall be for three (3) years.

      (ii) In lieu of Section 6(e)(v), Executive will be 100% vested in all benefits, awards, and grants (including stock option grants and stock awards, all of such stock options exercisable for three (3) years following Termination, provided that in no event will any option be exercisable beyond its term) accrued but unpaid as of the date of termination under any non-qualified pension plan, supplemental and/or incentive compensation or bonus plans, in which Executive was a participant as of the date of termination. Executive shall also receive a bonus or incentive compensation payment (the "bonus payment"), payable at 100% of the maximum bonus available to Executive, pro-rated as of the effective date of the termination. The bonus payment shall be payable within five (5) days after the effective date of Executive's termination. Except as may be provided under this Section 7 or under the terms of any incentive compensation, employee benefit, or fringe benefit plan applicable to Executive at the time of Executive's termination of employment, Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such resignation or termination.

      (b)   CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

      (i) In the event that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the "nature of compensation" (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the "Company Payments"), and such Company Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the Company shall pay to the Executive at the time specified in subsection (iv) below an additional amount (the "Gross-up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and for local income or payroll tax upon the Gross-up Payment provided for by this Section 7(b), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments.

      (ii) For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the "Total Payments") will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and

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            all "parachute payments" in excess of the "base amount" (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company's independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2) or tax counsel selected by such accountants (the "Accountants") such Total Payments (in whole or in part) either do not constitute "parachute payments," represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the "base amount" or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

      (iii) For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if the Executive's claim for refund or credit is denied.

            In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

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      (iv)  The Gross-up Payment or portion thereof provided for in subsection
            (iii) above shall be paid not later than the thirtieth (30th) day following an event occurring which subjects the Executive to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to subsection (iii) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth day after the occurrence of the event subjecting the Executive to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

      (v) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues. In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive's representative shall cooperate with the Company and its representative.

      (vi)  The Company shall be responsible for all charges of the Accountant.

      (vii) The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Section 7(b).

      (c) CHANGE IN CONTROL. For purposes of this Agreement, "Change in Control" means the occurrence of any of the following events:

      (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of WMI (not including in the securities beneficially owned by such person any securities acquired directly from WMI or its Affiliates) representing twenty-five percent (25%) or more of the combined voting power of WMI's then outstanding voting securities;

      (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Employment Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating or the election of directors of WMI) whose appointment or election by the Board or WMI stockholders was approved or recommended by a vote of at least two-thirds (2/3rds) of the directors then still in office who either were directors on the Employment Date or whose appointment, election or nomination for election was previously so approved or recommended (the "Incumbent Board");

      (iii) there is a consummated merger or consolidation of the Company pursuant to which no securities of the Company are owned by WMI or its direct or indirect subsidiaries, or a merger or consolidation of WMI or any direct or indirect subsidiary of WMI (other than the Company) with any other corporation, other than (1) a merger or consolidation which would result in the voting securities of WMI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) more than fifty percent (50%) of the combined voting power of the voting securities of WMI or such surviving or parent entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of WMI (or similar transaction) in which no Person, directly or indirectly, acquired twenty-five percent (25%) or more of the combined voting power of WMI's then outstanding securities; or

      (iv) the stockholders of the Company or WMI approve a plan of complete liquidation of the Company or WMI or there is consummated an agreement for the sale or disposition by the Company or WMI of all or substantially all of the Company's or WMI's assets (or any transaction having a similar effect), other than a sale or disposition by the Company or WMI of all or substantially all of the Company's or WMI's assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company or WMI in substantially the same proportions as their ownership of the Company or WMI immediately prior to such sale.

      For purposes of this Section 7, the following terms shall have the following meanings:

      (i) "Affiliate" shall mean an affiliate of WMI, as defined in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act").

      (ii) "Beneficial Owner" shall have the meaning set fort in Rule 13d-3 under the Exchange Act;

      (iii) "Person" shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) WMI, (2) a trustee or other fiduciary holding securities under an employee benefit plan of WMI, (3) an underwriter temporarily holding securities pursuant to an offering of such securities or (4) a corporation owned, directly or indirectly, by the stockholders of WMI in substantially the same proportions as their ownership of shares of common stock of WMI.

      8.    COVENANTS

      (a) THIS AGREEMENT. The terms of this Agreement constitute Confidential Information, which Executive shall not disclose to anyone other than Executive's spouse, attorneys, advisors, or as required by law. Disclosure of these terms is a material breach of this Agreement and could subject Executive to disciplinary action, including without limitation, termination of employment for Cause.

      (b) COMPANY PROPERTY. All written materials, records, data, and other documents prepared or possessed by Executive during Executive's employment with the Company are the Company's property. All information, ideas, concepts, improvements, discoveries, and inventions that are conceived, made, developed, or acquired by Executive individually or in conjunction with others during Executive's employment (whether during business hours and whether on the Company's premises or otherwise), which relate to the Company's business, products, or services are the Company's sole and exclusive property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, improvements, discoveries, and inventions are the Company's property. At the termination of Executive's employment with the Company for any reason, Executive shall return all of the Company's documents, data, or other Company property to the Company.

      (c) CONFIDENTIAL INFORMATION; NON-DISCLOSURE. Executive acknowledges that the business of the Company is highly competitive and that the Company has provided and will continue to provide Executive with access to "Confidential Information" relating to the business of the Company and its affiliates.

      For purposes of this Agreement, "Confidential Information" means and includes the Company's and WMI's confidential and/or proprietary information and/or trade secrets that have been developed or used and/or will be developed and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, by way of example and without limitation, the following information regarding customers, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers, investors, and business affiliates (such as contact name, service provided, pricing for that customer, type and amount of services used, credit and financial data, and/or other information relating to the Company's relationship with that customer); pricing strategies and price curves; positions, plans, and strategies for expansion or acquisitions; budgets; customer lists; research; weather data; financial and sales data; trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers' names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the Company; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; personnel information, including salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information. Information need not qualify as a trade secret to be protected as Confidential Information under this Agreement, and the authorized and controlled disclosure of Confidential Information to authorized parties by Company in the pursuit of its business will not cause the information to lose its protected status under this Agreement. Executive acknowledges that this Confidential Information constitutes a valuable, special, and unique asset used by the Company or its affiliates in their businesses to obtain a competitive advantage over their competitors. Executive further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company and its affiliates in maintaining their competitive position.

      Executive has and will continue to have access to, or knowledge of, Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources, and the like, of the Company, Waste Management, Inc. and their affiliates.

      The Company also agrees to provide Executive with one or more of the following: access to Confidential Information; specialized training regarding the Company's and WMI's methodologies and business strategies, and/or support in the development of goodwill such as introductions, information and reimbursement of customer development expenses consistent with Company policy. The foregoing is not contingent on continued employment, but is contingent upon Executive's use of the Confidential Information access, specialized training, and goodwill support provided by Company for the exclusive benefit of the Company and upon Executive's full compliance with the restrictions on Executive's conduct provided for in this Agreement.

      In addition to the requirements set forth in Section 5(c)(i), Executive agrees that Executive will not after Executive's employment with the Company, make any unauthorized disclosure of any then Confidential Information or specialized training of the Company, WMI, or their respective affiliates, or make any use thereof, except in the carrying out of his employment responsibilities hereunder. Executive also agrees to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as the Company's Confidential Information.

      (d) UNFAIR COMPETITION RESTRICTIONS. Upon Executive's Employment Date, the Company agrees to and shall provide Executive with immediate access to Confidential Information. Ancillary to the rights provided to Executive following employment termination, the Company's provision of Confidential Information, specialized training, and/or goodwill support to Executive, and Executive's agreements, regarding the use of same, and in order to protect the value of the above-referenced stock options, any restricted stock, training, goodwill support and/or the Confidential Information described above, the Company and Executive agree to the following provisions against unfair competition. Executive agrees that for a period of two (2) years following the termination of employment for any reason ("Restricted Term"),

Executive will not, directly or indirectly, for Executive or for others, anywhere in the United States (including all parishes in Louisiana, and Puerto
Rico) (the "Restricted Area") do the following, unless expressly authorized to do so in writing by the Chief Executive Officer of the Company:

            Engage in, or assist any person, entity, or business engaged in, the selling or providing of products or services that would displace the products or services that (i) the Company or WMI is currently in the business of providing and was in the business of providing, or was planning to be in the business of providing, at the time Executive was employed with the Company, and (ii) that Executive had involvement in or received Confidential Information about in the course of employment; the foregoing is expressly understood to include, without limitation, the business of the collection, transfer, recycling and resource recovery, or disposal of solid waste, hazardous or other waste, including the operation of waste-to-energy facilities.

      It is further agreed that during the Restricted Term, Executive cannot engage in any of the enumerated prohibited activities in the Restricted Area by means of telephone, telecommunications, satellite communications, correspondence, or other contact from outside the Restricted Area. Executive further understands that the foregoing restrictions may limit his ability to engage in certain businesses during the Restricted Term, but acknowledges that these restrictions are necessary to protect the Confidential Information the Company has provided to Executive.

      A failure to comply with the foregoing restrictions will create a presumption that Executive is engaging in unfair competition. Executive agrees that this Section defining unfair competition with the Company or with WMI does not prevent Executive from using and offering the skills that Executive possessed prior to receiving access to Confidential Information, confidential training, and knowledge from the Company. This Agreement creates an advance approval process, and nothing herein is intended, or will be construed as, a general restriction against the pursuit of lawful employment in violation of any controlling state or federal laws. Executive shall be permitted to engage in activities that would otherwise be prohibited by this covenant if such activities are determined in the sole discretion of the Chief Executive Officer of WMI to be no material threat to the legitimate business interests of the Company or WMI.

      (e) NON-SOLICITATION OF CUSTOMERS. For a period of two (2) years following the termination of employment for any reason, Executive will not call on, service, or solicit competing business from customers of the Company, WMI, or their respective affiliates whom Executive, within the previous twelve (12) months, (i) had or made contact with, or (ii) had access to information and files about, or induce or encourage any such customer or other source of ongoing business to stop doing business with Company or WMI.

      (f) NON-SOLICITATION OF EMPLOYEES. During Executive's employment, and for a period of two (2) years following the termination of employment for any reason, Executive will not, either directly or indirectly, call on, solicit, encourage, or induce any other employee or officer of the Company, WMI, or their respective affiliates whom Executive had contact with, knowledge of, or association within the course of employment with the Company to terminate his employment, and will not assist any other person or entity in such a solicitation.

      (g) NON-DISPARAGEMENT. Executive covenants and agrees that Executive shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or good will of the Company, its management, or of management of corporations affiliated with the Company.

      9.    ENFORCEMENT OF COVENANTS.

      (a) TERMINATION OF EMPLOYMENT AND FORFEITURE OF COMPENSATION. Executive agrees that any breach by Executive of any of the covenants set forth in Section 8 hereof during Executive's employment by the Company, shall be grounds for immediate dismissal of Executive for Cause pursuant to Section 5(c)(i), which shall be in addition to and not exclusive of any and all other rights and remedies the Company may have against Executive.

      (b) RIGHT TO INJUNCTION. Executive acknowledges that a breach of the covenants set forth in Section 10 hereof will cause irreparable damage to the Company and/or WMI with respect to which the Company's remedy at law for damages will be inadequate. Therefore, in the event of breach or anticipatory breach of the covenants set forth in this section by Executive, Executive and the Company agree that the Company and/or WMI shall be entitled to seek the following particular forms of relief, in addition to remedies otherwise available to it at law or equity: (A) injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach and Executive hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction; and (B) recovery of all reasonable sums as determined by a court of competent jurisdiction expended and costs, including reasonable attorney's fees, incurred by the Company and/or WMI to enforce the covenants set forth in this section.

      (c) SEPARABILITY OF COVENANTS. The covenants contained in Section 8 hereof constitute a series of separate but ancillary covenants, one for each applicable State in the United States and the District of Columbia, and one for each applicable foreign country. If in any judicial proceeding, a court shall hold that any of the covenants set forth in Section 8 exceed the time, geographic, or occupational limitations permitted by applicable laws, Executive and the Company agree that such provisions shall and are hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws. Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. Executive and the Company further agree that the covenants in Section 8 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Executive against the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants of Section 8.

      10.   INDEMNIFICATION.

      The Company shall indemnify and hold harmless Executive to the fullest extent permitted by Delaware law for any action or inaction of Executive while serving as an officer and director of the Company or, at the Company's request, as an officer or director of any other entity or as a fiduciary of any benefit plan. This provision includes the obligation and undertaking of the Executive to reimburse the Company for any fees advanced by the Company on behalf of the Executive should it later be determined that Executive was not entitled to have such fees advanced by the Company under Delaware law. The Company shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after the Employment Period in the same amount and to the same extent as the Company covers its other officers and directors.

      11.   DISPUTES AND PAYMENT OF ATTORNEY'S FEES.

      If at any time during the term of this Agreement or afterwards there should arise any dispute as to the validity, interpretation or application of any term or condition of this Agreement, the Company agrees, upon written demand by Executive (and Executive shall be entitled upon application to any court of competent jurisdiction, to the entry of a mandatory injunction, without the necessity of posting any bond with respect thereto, compelling the Company) to promptly provide sums sufficient to pay on a current basis (either directly or by reimbursing Executive) Executive's costs and reasonable attorney's fees (including expenses of investigation and disbursements for the fees and expenses of experts, etc.) incurred by Executive in connection with any such dispute or any litigation, provided that Executive shall repay any such amounts paid or advanced if Executive is not the prevailing party with respect to at least one material claim or issue in such dispute or litigation. The provisions of this
Section 11, without implication as to any other section hereof, shall survive the expiration or termination of this Agreement and of Executive's employment hereunder.

      12.   WITHHOLDING OF TAXES.

      The Company may withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.

      13.   SOURCE OF PAYMENTS.

      All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. Executive shall have no right, title or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

      14.   ASSIGNMENT.

      Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Executive (but any payments due hereunder which would be payable at a time after Executive's death shall be paid to Executive's designated beneficiary or, if none, his estate) and shall be assignable by the Company only to any financially solvent corporation or other entity resulting from the reorganization, merger or consolidation of the Company with any other corporation or entity or any corporation or entity to or with which the Company's business or substantially all of its business or assets may be sold, exchanged or transferred, and it must be so assigned by the Company to, and accepted as binding upon it by, such other corporation or entity in connection with any such reorganization, merger, consolidation, sale, exchange or transfer in a writing delivered to Executive in a form reasonably acceptable to Executive (the provisions of this sentence also being applicable to any successive such transaction).

      15.   ENTIRE AGREEMENT; AMENDMENT.

      This Agreement shall supersede any and all existing oral or written agreements, representations, or warranties between Executive and the Company or any of its parent, subsidiaries or affiliated entities relating to the terms of Executive's employment by the Company. It may not be amended except by a written agreement signed by both parties.

      16.   GOVERNING LAW.

      This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed in that State, without regard to its conflict of laws provisions.

      17.   REQUIREMENT OF TIMELY PAYMENTS.

      If any amounts which are required, or determined to be paid or payable, or reimbursed or reimbursable, to Executive under this Agreement (or any other plan, agreement, policy or arrangement with the Company) are not so paid promptly at the times provided herein or therein, such amounts shall accrue interest, compounded daily, at an 8% annual percentage rate, from the date such amounts were required or determined to have been paid or payable, reimbursed or reimbursable to Executive, until such amounts and any interest accrued thereon are finally and fully paid, provided, however, that in no event shall the amount of interest contracted for, charged or received hereunder, exceed the maximum non-usurious amount of interest allowed by applicable law.

      18.   NOTICES.

      Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, or by facsimile or by hand delivery, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

           To the Company:        Waste Management , Inc.
                                  1001 Fannin, Suite 4000
                                  Houston, Texas 77002
                                  Attention: Corporate Secretary

           To Executive:          At the address for Executive set forth below.

      19.   MISCELLANEOUS.

      (a) WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

      (b) SEPARABILITY. Subject to Section 9 hereof, if any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

      (c) HEADINGS. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

      (d) RULES OF CONSTRUCTION. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

      (e) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

      IN WITNESS WHEREOF, this Agreement is EXECUTED as of the date first set forth above and effective as set forth therein.

                                  DRENNAN LOWELL
                                  ("Executive")

                                  /s/ J. Drennan Lowell
                                      -----------------------------

                                  J. Drennan Lowell

                                  WHEELABRATOR TECHNOLOGIES, INC.
                                  (The "Company")

                                  By: /s/ David P. Steiner
                                      ------------------------------
                                      David P. Steiner
                                      Vice President and Secretary

                                  WASTE MANAGEMENT, INC.

                                  By:  /s/ A. Maurice Myers
                                       ------------------------------
                                      A. Maurice Myers
                                      President and Chief Executive Officer

                                 FIRST AMENDMENT
                             TO EMPLOYMENT AGREEMENT

      Wheelabrator Technologies, Inc. (the "Company"), Waste Management, Inc. ("WMI"), and Drennan Lowell (the "Executive") hereby enter into this First Amendment to Employment Agreement (the "Amendment") as of October 20, 2004, to hereby amend the Employment Agreement dated July 2002 between the Company and the Executive (the "Employment Agreement") to restrict the period in which increased severance benefits related to a possible Change in Control may be available, as follows:

      1. The first paragraph of Section 6(e) of the Employment Agreement is hereby amended in its entirety to read as follows:

            "(e) TERMINATION BY THE COMPANY WITHOUT CAUSE OUTSIDE A CHANGE IN CONTROL PERIOD; TERMINATION BY EXECUTIVE FOR GOOD REASON OUTSIDE A CHANGE IN CONTROL PERIOD. In the event that Executive's employment is terminated by the Company outside a Change in Control Period (as defined in Section
      7) for reasons other than death, Total Disability or Cause, or Executive terminates his employment for Good Reason outside of a Change in Control Period, the Company shall pay the following amounts to Executive:"

      2. The heading of Section 7 of the Employment Agreement is hereby amended in its entirety to read as follows:

            "7. RESIGNATION BY EXECUTIVE FOR GOOD REASON OR TERMINATION BY COMPANY WITHOUT CAUSE DURING A CHANGE IN CONTROL PERIOD."

      3. The first paragraph of Section 7(a) of the Employment Agreement is hereby amended in its entirety to read as follows:

            "(a) CERTAIN TERMINATIONS DURING A CHANGE IN CONTROL PERIOD. In the event a Change in Control occurs and (x) Executive terminates his employment for Good Reason during the Change in Control Period, or (y) the Company terminates Executive's employment without Cause (and for reason other than Death of Total Disability) during the Change in Control Period, the Company shall pay the following amounts to Executive:"

      4. Section 7(c) of the Employment Agreement is hereby amended in its entirety to read as follows:

            "(c) CHANGE IN CONTROL. For purposes of this Agreement, "Change in Control" means the first to occur, on or after October 20, 2004, of any of the following:

            (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of WMI representing twenty-five percent (25%) or more of the combined voting power of WMI's then outstanding Voting Securities;

            (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Employment Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating or the election of directors of WMI) whose appointment or election by the Board or nomination for election by WMI's stockholders was approved or recommended by a vote of at least two-thirds (2/3rds) of the directors then still in office who either were directors on the Employment Date or whose appointment, election or nomination for election was previously so approved or recommended (the "Incumbent Board");

            (iii) there is a consummated merger or consolidation of the Company pursuant to which no securities of the Company are owned by WMI or its direct or indirect subsidiaries, or a merger or consolidation of WMI or any direct or indirect subsidiary of WMI (other than the Company) with any other corporation other than (A) a merger or consolidation which would result in Voting Securities or WMI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving or parent entity) more than fifty percent (50%) of the combined voting power of the Voting Securities of WMI or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of WMI (or similar transaction) in which no Person, directly or indirectly, acquired twenty-five percent (25%) or more of the combined voting power of WMI's then outstanding securities; or

            (iv) the stockholders of WMI approve a plan of complete liquidation of WMI or there is consummated an agreement for the sale or disposition by WMI of all or substantially all of WMI's assets (or any transaction having a similar effect), other than a sale or disposition by WMI of all or substantially all of WMI's assets to an entity, at least fifty percent (50%) of the combined voting power of the Voting Securities of which are owned by stockholders of WMI in substantially the same proportions as their ownership of WMI immediately prior to such sale.

            Additionally, the following terms shall have the following meanings:

            (i) For purposes of this Section 7, "Beneficial Owner" has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

            (ii) For purposes of this Section 7, "Board" means the Board of Directors of WMI.

            (iii) For purposes of this Agreement, "Change in Control Period" means the period commencing on the date occurring six months immediately prior to the date on which a Change in Control occurs and ending on the second anniversary of the date on which a Change in Control occurs.

            (iv) For purposes of this Section 7, "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

            (v) For purposes of this Section 7, "Person" has the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (A) Waste Management, (B) a trustee or other fiduciary holding securities under an employee benefit plan of Waste Management, (C) an employee benefit plan of Waste Management, or (D) an underwriter temporarily holding securities pursuant to an offering of such securities.

            (vi) For purposes of this Section 7, "Subsidiary" means an entity that is a direct or indirect majority-owned subsidiary of WMI.

            (vii) For purposes of this Section 7, "Voting Securities" means, with respect to a corporation, all securities of such corporation of any class or series that are entitled to vote generally in the election of directors of such corporation (excluding any class or series that would be entitled to vote by reason of the occurrence of any contingency, so long as such contingency has not occurred).

            (viii) For purposes of this Section 7, "Waste Management" means WMI and any or all of its Subsidiaries."

      IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment as of the day and year first stated above.

WASTE MANAGEMENT, INC.

By:  /s/ David P. Steiner
     -----------------------------
Name:  David P. Steiner
Title: Chief Executive Officer

WHEELABRATOR TECHNOLOGIES, INC.

By:/s/ Linda J. Smith
   -------------------------------
Name:  Linda J. Smith
Title: Vice President & Secretary

EXECUTIVE:

/s/ J. Drennan Lowell
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Drennan Lowell

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